EXHIBIT 99.1
PRESS RELEASE

                           Contact:
                          Trisha Tuntland
                                                                                                                                          Director of Investor Relations
                          Cabot Microelectronics Corporation
                            (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR THIRD QUARTER OF FISCAL 2017
•	Record Revenue of $128.0 Million, 18.3 Percent Higher Than Last Year
•	GAAP Gross Profit Margin of 48.9 Percent of Revenue; Non-GAAP 49.8 Percent
•	GAAP Earnings Per Share of $0.77; Non-GAAP $0.81
•	Cash Flow From Operations of $32.1 Million

AURORA, IL, July 27, 2017 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pads supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2017, which ended June 30, 2017.

Total revenue during the third fiscal quarter was $128.0 million, 18.3 percent higher than in the same quarter last year, and a record level for the company. This reflects significant revenue growth from its tungsten and dielectrics slurries, and polishing pads product areas; the company achieved its seventh consecutive quarter of record revenue in CMP pads. Gross profit margin was 48.9 percent of revenue; non-GAAP gross profit margin was 49.8 percent, excluding amortization expense related to the company's October 2015 acquisition of NexPlanar Corporation. The company achieved diluted earnings per share of $0.77; non-GAAP diluted earnings per share were $0.81, excluding the amortization expense. Cash flow from operations was $32.1 million.

"We are pleased with our strong results this quarter, reflecting significant revenue growth compared to last year and a record level of revenue for our company, as well as continued strong profitability and cash flow," said David Li, President and CEO of Cabot Microelectronics. "During the quarter, we experienced sustained robust demand for our tungsten, dielectrics and pad CMP solutions across a wide range of memory and logic applications, including 3D NAND and FinFET technologies. We believe our performance is evidence of our technology leadership, operational excellence, and close collaboration with our customers. Based on our results through nine months, we believe we are well-positioned to achieve record revenue and profit for full fiscal year 2017, driven by continued successful execution of our strategic initiatives, as well as expectations for continued strong semiconductor demand, based on general commentary from industry participants."

Key Financial Information

The company achieved record revenue of $128.0 million in the third fiscal quarter, which represents an increase of 18.3 percent compared to the same quarter last year. The company achieved record quarterly revenue in its polishing pads product area, which grew 25.1 percent year-over-year; revenue from the company's tungsten and dielectrics slurries grew 17.5 percent and 19.4 percent, respectively. Year to date revenue of $370.4 million is 20.3 percent higher than last year.

Gross profit for the quarter was 48.9 percent of revenue, compared to 48.1 percent reported in the same quarter a year ago. Gross profit this quarter includes $1.2 million of NexPlanar amortization expense; excluding this, non-GAAP gross profit was 49.8 percent of revenue. Factors impacting gross profit this quarter compared to last year include higher sales volume and a higher valued product mix, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense. Year to date, gross profit was 49.7 percent of revenue, compared to 48.5 percent last year. Gross profit this year includes $3.6 million of amortization expense related to NexPlanar. Excluding this, non-GAAP gross profit for the first nine months of the fiscal year was 50.7 percent of revenue. The company currently expects its GAAP gross profit margin for the full fiscal year to be between 49 and 50 percent of revenue; its prior full year guidance range was 49 to 51 percent of revenue. This includes approximately 100 basis points of NexPlanar amortization expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $35.6 million in the third fiscal quarter, including $0.5 million of NexPlanar amortization expense. Operating expenses were $5.7 million higher than the $29.9 million reported in the same quarter a year ago, mainly due to higher staffing related expenses, primarily incentive compensation expense. Year to date, total operating expenses were $105.1 million, including $1.4 million of amortization expense related to NexPlanar. The company currently expects its GAAP operating expenses for the full fiscal year to be between $140 million and $142 million; the company's prior guidance range was $137 million to $142 million. This includes approximately $2 million of NexPlanar amortization expense.

The company's effective tax rate for the third fiscal quarter was 22.4 percent, compared to 9.6 percent in the same quarter last year. The increase is primarily related to changes in the jurisdictional mix of the company's earnings, and a tax benefit recognized in the same quarter last year. Year to date, the effective tax rate was 21.1 percent. The company currently expects its effective tax rate for the full fiscal year to be within the range of 21 to 22 percent. Previously, the company had estimated 19 to 22 percent for the full fiscal year.

Net income for the quarter was $19.9 million, or $21.0 million on a non-GAAP basis, excluding amortization expense related to NexPlanar. Net income was 6.6 percent higher than the $18.7 million reported in the same quarter last year. The increase was primarily due to higher revenue and a higher gross profit margin, partially offset by higher operating expenses and a higher tax rate. Year to date, net income was $60.4 million, or $63.7 million on a non-GAAP basis, excluding the referenced amortization expense. This is 54.4 percent higher than the $39.1 million reported last year.

Diluted earnings per share were $0.77 this quarter, or $0.81 on a non-GAAP basis, excluding the amortization expense related to NexPlanar, compared to $0.76 reported in the third quarter of fiscal 2016. Year to date, diluted earnings per share were $2.37, or $2.49 on a non-GAAP basis, excluding the amortization expense. This is 49.1 percent higher than the $1.59 reported last year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 44617329. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share, excluding the effects of amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the NexPlanar amortization expense is not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding this expense. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2016, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Revenue	$127,957	$119,184	$108,152	$370,395	$307,765

Cost of goods sold	65,414	59,153	56,127	186,316	158,649

Gross profit	62,543	60,031	52,025	184,079	149,116

Operating expenses:

Research, development & technical	14,333	14,090	12,928	41,819	42,690

Selling & marketing	7,346	7,268	6,243	22,166	19,660

General & administrative	13,953	14,699	10,738	41,148	37,991

Total operating expenses	35,632	36,057	29,909	105,133	100,341

Operating income	26,911	23,974	22,116	78,946	48,775

Interest expense	1,117	1,135	1,178	3,402	3,536

Other income (expense), net	(115)	234	(246)	1,115	396

Income before income taxes	25,679	23,073	20,692	76,659	45,635

Provision for income taxes	5,740	4,793	1,990	16,209	6,493

Net income	$19,939	$18,280	$18,702	$60,450	$39,142

Income available to common shareholders	$19,887	$18,232	$18,592	$60,259	$38,882

Basic earnings per share	$0.79	$0.73	$0.78	$2.42	$1.62

Weighted average basic shares outstanding	25,228	25,031	23,929	24,941	24,023

Diluted earnings per share	$0.77	$0.71	$0.76	$2.37	$1.59

Weighted average diluted shares outstanding	25,721	25,526	24,325	25,450	24,403

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$363,902	$287,479
Accounts receivable, net	66,338	62,830
Inventories, net	70,759	72,123
Other current assets	16,803	14,398
Total current assets	517,802	436,830

Property, plant and equipment, net	106,162	106,496
Other long-term assets	177,310	183,904
Total assets	$801,274	$727,230

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,958	$16,834
Current portion of long-term debt	9,844	7,656
Accrued expenses, income taxes payable and other current liabilities	49,295	41,395
Total current liabilities	75,097	65,885

Long-term debt, net of current portion	137,309	146,961
Other long-term liabilities	13,846	16,736
Total liabilities	226,252	229,582

Stockholders' equity	575,022	497,648
Total liabilities and stockholders' equity	$801,274	$727,230

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot
Microelectronics Corporation press release dated July 27, 2017.

	Three Months Ended June 30, 2017			Nine Months Ended June 30, 2017

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$62,543	$1,199	$63,742	$184,079	$3,595	$187,674
Gross profit as a percentage of revenue (1)	48.9%		49.8%	49.7%		50.7%

Net income (2)	$19,939	$1,067	$21,006	$60,450	$3,202	$63,652

Diluted earnings per share (3)	$0.77	$0.04	$0.81	$2.37	$0.12	$2.49

(1)	Non-GAAP gross profit as a percentage of revenue for the three months ended June 30, 2017 excludes $1,199 of NexPlanar amortization expense.
Non-GAAP gross profit as a percentage of revenue for the nine months ended June 30, 2017 excludes $3,595 of NexPlanar amortization expense.

(2)
Non-GAAP net income for the three months ended June 30, 2017 excludes the item mentioned above in (1) plus $467 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $599 related increase in the provision for income taxes.

Non-GAAP net income for the nine months ended June 30, 2017 excludes the item mentioned above in (1) plus $1,403 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $1,796 related increase in the provision for income taxes.

(3)	Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.